Exhibit 99.1

ELECTION RESULTS OF THE 2008 ANNUAL MEETING OF MEMBERS

The 2008 Annual Meeting of the members of Central Iowa Energy, LLC (“CIE”) was held at 6:30 p.m. on Monday, March 10, 2008 at the DMACC Sodhexo Conference Center in Newton, Iowa. On or about January 30, 2008, and subsequently on or about February 9, 2008, CIE mailed the Notice of Annual Meeting of Members and Notice Regarding the Internet Availability of Proxy Materials for the Member Meeting to all members of record as of the close of business on January 30, 2008. All members were invited to attend the meeting in person. Those members who did not plan to attend the meeting were encouraged to vote by proxy. A proxy card was included in the February 9, 2008 mailing. The meeting was held for the following purposes:

1.
To approve an amendment to the Company’s Operating Agreement authorizing the Company’s board of directors to adjust the number of directors within the range of 7 to 13 directors without a vote of the members (“Proposal No. 1”);

2.	To approve an amendment to the Company’s Operating Agreement authorizing the offices of President/CEO and Chairman of the Board to be held by one individual (“Proposal No. 2”); and

3.	To elect twelve (12) directors to the board of directors;

There were 1,249 membership units represented in person at the meeting, and 9,028 membership units represented by proxy. A quorum, which is equal to 25% of the outstanding membership units, was found to be present at the meeting.

Each of the proposed amendments to the Operating Agreement was approved by the members. Votes cast by the members for the approval of the two amendments to the Operating Agreement were as follows:

	For	Against	Abstain
Proposal No. 1	8668	1259	350
Proposal No. 2	8881	1016	380

The twelve Director nominees elected to serve on the Board of Directors for their respective terms, and the votes cast for each such Director nominee, were as follows:

Votes Cast
James Johnston	10,042
Craig Hamilton	10,162
Don Huyser	10,057
Tom Schroeder	9,687
Denny Mauser	9,987
Jeremie Parr	10,042
William Talsma	10,067
John Van Zee	10, 137
Warren Bush	9,762
William Horan	10,042
Dean Lane	10,032
Scot Farver	10,212

Below is a copy of the agenda for the 2008 Annual Meeting of the Members held on March 10, 2008:

2008 Annual Meeting
CENTRAL IOWA ENERGY, LLC

Monday, March 10, 2008

Agenda

Registration of Members

I.	Call to Order; Determination of Quorum

II.	Introduction of Directors and Officers

III.	Statement of Order of Business; Opening of Polls

IV.	Introduction of Proposals

V.	Vote on Proposals One through Three; Closing of Polls

VI.	Adjournment of Formal Business

VII.	Management Report

VIII.	Member Remarks and Questions

IX.	Report of Election Results

X.	Adjournment

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